Exhibit 107

CALCULATION OF FILING FEE TABLES

Schedule 14A
(Form Type)

GSE SYSTEMS, INC.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction		Fee Rate	Amount of Filing Fee
Fees to be Paid	$14,327,589.40	(1)(2)	$0.00014760	$2,114.75	(3)
Fees Previously Paid	$0		0	0
Total Transaction Valuation	$14,327,589.40		–	–
Total Fees Due for Filing	–		–	$2,114.75
Total Fees Previously Paid	0		–	0
Total Fee Offsets	0		–	0
Net Fee Due	–		–	$2,114.75

(1)
Aggregate number of securities to which transaction applies: As of September 4, 2024, the maximum number of shares of GSE Systems, Inc. common stock, par value $0.01 per share (“Company Common Stock”), to which this transaction applies is estimated to be 3,494,534 shares, which is calculated as follows: (i) 3,471,677 shares of Company Common Stock that are issued and outstanding on such date (excluding treasury shares); and (ii) 22,857 shares of Company Common Stock that are issuable upon the exercise of, and the vesting of, outstanding Company Restricted Stock Units (whether or not presently vested), which the Registrant believes will accelerate, vest and be issued attendant to the transaction. The holders of shares of Company Common Stock that are issued and outstanding on such date are entitled to receive the per share cash merger consideration of $4.10.

(2)
Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): Estimated solely for the purposes of calculating the filing fee, as of September 4, 2024, the underlying value of the transaction was calculated based on the product of (i) 3,494,534 shares of Company Common Stock that will be eligible to receive the per share cash merger consideration; and (ii) the per share cash merger consideration of $4.10.

(3)	In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying the sum calculated in Note 2 above by 0.00014760.